Exhibit 10.34

ADMINISTRATIVE SERVICES AGREEMENT

This Administrative Services Agreement (“Agreement”) is entered into and effective as of the 27th day of May, 2005, by and between Carolina Orthopedic & Sports Medicine, P.A., a South Carolina professional corporation (hereinafter referred to as “Carolina Orthopedic”); and UCI Medical Affiliates of South Carolina, Inc, a South Carolina corporation (hereinafter referred to as “Medical Management”).

RECITALS

WHEREAS, Carolina Orthopedic is a medical practice that provides medical services to patients. Carolina Orthopedic’s services are performed by employed physicians, by physician employees of independent physician practices under contract with Carolina Orthopedic and pursuant to contracts with independent physicians, as well as by nurse practitioners and other physician extenders (collectively referred to as “Carolina Orthopedic Personnel”);

WHEREAS, Carolina Orthopedic does not own or possess facilities for the provision of its services nor does it own or possess medical equipment, furnishings or supplies that are required for the delivery of medical services;

WHEREAS, except for the Carolina Orthopedic Personnel, Carolina Orthopedic does not employ, and is not desirous of employing, other personnel who may be necessary to the proper operation of a medical practice, including nurses, technicians, administrative and management staff;

WHEREAS, Medical Management is in the business of providing comprehensive management services to medical practices, including the provision of office space and equipment, the hiring of non-medical personnel, the recruitment of medical personnel, the provision of billing and collection services, and the coordination of relationships between primary care physicians, specialist physicians and hospitals under managed care and other arrangements;

WHEREAS, Medical Management has special expertise and experience in the operation, management and marketing of the non-medical aspects of medical clinics of the type operated or intended to be operated by Carolina Orthopedic. Medical Management has been and will continue to be primarily involved in the non-medical development and management of medical facilities. Medical Management has developed and will continue to develop the non-medical aspects of a number of facilities where high quality health care has been and will be provided at low cost because of efficiencies of scale and management expertise; and

WHEREAS, the parties desire that Medical Management provide the above-described services to Carolina Orthopedic, according to the terms and conditions set forth below.

THEREFORE, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions.

1.1 “Ancillary Services” means services other than medical and nursing services, including but not limited to radiology, health education, pharmacy, pathology and laboratory, and therapy services provided to Carolina Orthopedic patients.

1.2 “Quality Assurance Program” (Program) is the ongoing monitoring of the quality of medical services through qualitative and quantitative analyses and the recommendation of quality improvements.

1.3 “Utilization Review” means the review of medical care provided to patients for necessity and appropriateness conducted either concurrently with the provision of the services or retrospectively after they have been rendered, and which review may result in advice to a physician that a reviewed service is not necessary or appropriate or not eligible for reimbursement under a Payor Agreement.

1.4 “Patient” means a person who receives medical care services from Carolina Orthopedic.

1.5 “Payor” means an employer, insurance carrier, health service plan, trust, nonprofit hospital service plan, governmental unit or any other entity which is obligated to provide or reimburse health care providers for providing health care services to a Patient.

1.6 “Payor Agreement” means an agreement between a Payor and Carolina Orthopedic (or its authorized representative) under which Carolina Orthopedic renders health care services to Patients.

2. Term of Agreement. Commencing on the effective date set forth above, this Agreement shall continue in effect for a period of forty (40) years. It shall automatically renew for an additional ten (10) year term unless Medical Management shall provide Carolina Orthopedic at least one hundred and twenty (120) days’ advance written notice of its intention to let the Agreement expire. Thereafter, it shall renew for successive ten (10) year terms unless either party shall provide the other at least one hundred and twenty (120) days’ advance written notice of its intention to let the Agreement expire at the end of any such term prior to the end of such term.

3. Obligations of Medical Management.

3.1 Facilities. Medical Management shall provide to Carolina Orthopedic, for Carolina Orthopedic’s use, suitable facilities in which it can provide health care services. Medical Management shall own, enter into a lease, sublease or other occupancy agreement for each such facility if required by the owner. The facilities which are subject to this Agreement shall be designated from time to time exclusively by Medical Management. Each such facility and hereafter acquired or leased facility so designated by Medical Management is hereinafter referred to as an “Office” and all such facilities and hereafter acquired or leased facility so designated by Medical Management are hereinafter referred to as the “Offices.”

3.2 Furniture, Fixtures and Equipment

3.2.1 During the term of this Agreement and all renewals and extensions hereof, Medical Management shall provide Carolina Orthopedic at each Office at which Carolina Orthopedic performs its health care services, the medical equipment, office equipment, furniture, fixtures, furnishings and leasehold improvements.

3.2.2 The use by Carolina Orthopedic of such furniture, fixtures, furnishings, and equipment shall be subject to the following conditions:

3.2.2.1 Title to all such furniture, fixtures, furnishings, and equipment shall remain in Medical Management and upon termination of this Agreement, Carolina Orthopedic shall immediately return and surrender all such furniture, fixtures, furnishings, and equipment to Medical Management in as good condition as when received, normal wear and tear excepted. Carolina Orthopedic expressly agrees to execute any appropriate UCC-1 Financing Statement and UCC-1 Fixture Filings, and any amendments thereto, if so requested in writing by Medical Management.

3.2.2.2 Medical Management shall be fully and entirely responsible for all repairs and maintenance of all such furniture, fixtures, furnishings, and equipment, provided, however, that Carolina Orthopedic agrees that it will use its best efforts to prevent damage, excessive wear, and breakdown of all such furniture, fixtures, furnishings, and equipment, and shall advise Medical Management of any and all needed repairs and equipment failures.

3.3 Development, Management and Administrative Services. During the term of this Agreement, and all renewals and extensions hereof, Carolina Orthopedic hereby engages Medical Management to serve as Carolina Orthopedic’s exclusive manager and administrator of all non-medical functions and non-physician services relating to the operation of the Offices; and Medical Management agrees to furnish to Carolina Orthopedic all of the non-medical development, management and administrative services as may be needed by Carolina Orthopedic in connection with the operation of the Offices. Such non-medical development, management and administrative services shall include the following:

3.3.1 Bookkeeping and Accounts. Medical Management shall provide all bookkeeping and accounting services necessary or appropriate to support the Offices, including, without limitation, maintenance, custody and supervision of all business records, papers, documents, ledgers, journals and reports, and the preparation, distribution and recordation of all bills and statements for professional services rendered by Carolina Orthopedic, including the billing and completion of reports and forms required by insurance companies or governmental agencies, or other third-party payors (such records, papers, documents, ledgers, journals and reports shall not be deemed to include patient records and other records, reports and documents which relate to patient treatment by Carolina Orthopedic’s physicians); provided, however, it is understood that all such business records, papers and documents are the sole property of Carolina Orthopedic, and shall be available for inspection by Carolina Orthopedic at all times, and shall be delivered to Carolina Orthopedic upon termination of this Agreement. Carolina Orthopedic shall provide Medical Management with a complete copy of all such documents, records, and papers at Carolina Orthopedic’s expense upon termination of this Agreement.

3.3.2 General Administrative Services. Medical Management shall provide Carolina Orthopedic with overall supervision and management, including the maintenance and repair, of the Offices, and all furniture, fixtures, furnishings, equipment and leasehold improvements located in or at the Offices.

3.3.3 Contract Administration. Medical Management shall provide Carolina Orthopedic with administrative services to enable Carolina Orthopedic to perform on a timely basis all non-medical aspects of all Payor Agreements. Such services shall include the preparation and analysis of reports to enable Carolina Orthopedic to provide physician staffing and supervision at the Offices for the rendering of efficient, high quality medical care to patients.

3.4. Non-Physician Personnel. Medical Management shall provide such support personnel and nursing personnel to Carolina Orthopedic as may be reasonably necessary to enable Carolina Orthopedic to perform medical services at the Offices subject to the following:

3.4.1 Medical Management shall provide all support personnel necessary for Carolina Orthopedic’s practice, including, but not limited to, all non-physician technical personnel, nurses, receptionists, secretaries, clerks, purchasing and marketing personnel, janitorial and maintenance personnel, and non-physician supervisory personnel as may be deemed reasonably necessary by Medical Management for the proper and efficient operation of the Office. Notwithstanding the foregoing, if any billing rules (such as Medicare/Medicaid “incident to” rules) require Carolina Orthopedic to be the employer of certain non-physician medical personnel in order for their services to be reimbursed, then Carolina Orthopedic shall be the employer of such non-physician medical personnel (who shall be deemed to be a portion of the “Carolina Orthopedic Personnel”); and

3.4.2 Medical Management shall be responsible for hiring and firing all such support personnel, and shall determine compensation for all such personnel, including determination of salaries, fringe benefits, bonuses, health and disability insurance, workers’ compensation insurance, and any other benefits that each such employee shall receive; and

3.4.3 Medical Management shall manage and supervise all such licensed support personnel employed on behalf of Carolina Orthopedic including, but not limited to all nurses, x-ray technicians and laboratory technicians, regarding those aspects of their employment that do not involve performance under the scope of their licensure; provided, however, that Carolina Orthopedic shall manage and supervise all activities of such licensed support personnel performed under the scope of their licensure;

3.5 Supplies. Medical Management shall acquire and supply to Carolina Orthopedic all medical and non-medical supplies of every kind, name or nature, which may reasonably be required by Carolina Orthopedic for the operations of the Offices.

3.6 Security and Maintenance. Medical Management shall provide Carolina Orthopedic with all services and personnel necessary to provide Carolina Orthopedic with proper security, maintenance, and cleanliness of the Offices and the furniture, fixtures, equipment, and leasehold improvements located thereat. Additionally, Medical Management shall furnish to or obtain for group all laundry, linens, uniforms, printing, stationery, forms, telephone service, postage, duplication services, and any and all other supplies and services of a similar nature which are necessary in connection with the day-to-day operation of the Offices.

3.7 Physician Recruiting and Training. Medical Management shall assist Carolina Orthopedic in recruiting, screening and evaluating prospective physician employees and physician contractors for Carolina Orthopedic, and Medical Management shall assist Carolina Orthopedic in training Carolina Orthopedic’s physicians in the delivery of medical services at the Offices in a manner consistent with Medical Management’s established standards, practices, procedures and policies as may from time to time be in effect.

3.8 Insurance. Medical Management shall use all reasonable efforts to obtain and maintain in full force and effect during the term of this Agreement, and all extensions and renewals thereof, commercial general liability and property insurance which Medical Management deems appropriate to protect against loss in the nature of fire, other catastrophe, theft, business interruption, public liability, and non-medical negligence, with minimum coverage limits of $1,000,000 per occurrence. Medical Management shall use all reasonable efforts to obtain medical malpractice insurance for Carolina Orthopedic and its physician employees in an amount not less than $1,000,000 per incident with a $3,000,000 annual limit per physician either on an “occurrence” or on a “claims made” basis in its judgment. If obtained on a “claims made” basis, such insurance arrangements shall include provision for the purchase of “tail coverage” if such coverage is available at reasonable rates. Medical Management may arrange for such malpractice insurance or portion thereof, including “tail coverage” to be underwritten or funded by an entity which is wholly or partially owned by Medical Management.

3.9 Billing and Collection. In order to relieve Carolina Orthopedic of the administrative burden of handling the billing and collection of sums due under prepaid health plans, fees for medical, x-ray, laboratory and all services provided by or on behalf of Carolina Orthopedic and for which Carolina Orthopedic may charge, Medical Management shall be responsible, on behalf of and for Carolina Orthopedic and any contract physicians or independent physician groups or other organizations practicing medicine for or on behalf of Carolina Orthopedic, on their respective billheads as their agent, for billing and collecting the charges made with respect to all medical, x-ray, laboratory and all other services provided at the Offices. Carolina Orthopedic agrees that it will keep and provide to Medical Management all documents, opinions, diagnoses, recommendations, and other evidence and records necessary for the purpose of supporting the fees charged for all medical and other services from time to time. It is expressly understood that the extent to which Medical Management will endeavor to collect such charges, the methods of collecting, the settling of disputes with respect to charges, and the writing off of charges that may be or appear to be uncollectible shall at all times be within the sole discretion of Medical Management (but subject to all applicable governmental regulations and the terms and conditions of applicable provider agreements), and that Medical Management does not guarantee the extent to which any charges billed will be collected. Carolina Orthopedic or its duly authorized agent shall have the right at all reasonable times and upon the giving of reasonable notice to examine, inspect and copy the records of Medical Management pertaining to such fees, charges, billings and collections. At Carolina Orthopedic’s request, Medical Management will re-assign to Carolina Orthopedic for collection by Carolina Orthopedic, any accounts which Medical Management has determined to be uncollectible.

3.10 Bank Accounts and Disbursements. During the term of this Agreement, Medical Management is hereby expressly authorized to, and shall disburse from one or more bank accounts of Carolina Orthopedic sums for the payment of the Cost of Medical Services as that term is defined in Section 7 below, Medical Management’s compensation and all other costs, expenses and disbursements which are required or authorized by this Agreement. For administrative convenience, Medical Management shall maintain said bank accounts.

3.11 Market Research. Medical Management shall conduct market research with respect to rates, charges, competitive conditions, competition and business opportunities for Medical Management and Carolina Orthopedic. Medical Management shall compile such information and provide marketing reports and analyses to Carolina Orthopedic. All such marketing services shall be conducted in accordance with the laws, rules, regulations and guidelines of all applicable governmental and quasi-governmental agencies including, but not limited to, the Medical Board of South Carolina.

3.12 Contract Negotiations. Medical Management shall negotiate on Carolina Orthopedic’s behalf, contracts with prepaid health plans, preferred provider organizations, other group plans, independent physician associations, hospitals and other health care providers for Carolina Orthopedic’s services at the Offices, for admission of Carolina Orthopedic’s patients for hospitalization and for the provision of health care services for Carolina Orthopedic’s patients by other physicians with specialties not available at Carolina Orthopedic. Upon request by Medical Management, Carolina Orthopedic hereby agrees to take any action convenient or necessary for Carolina Orthopedic to approve and enter into any such contracts.

3.13 Management and Planning Reports. Medical Management shall supply Carolina Orthopedic on a regular, periodic basis, such internal reports as may be necessary or appropriate for the parties to assist each other in evaluating the non-medical aspects of the performance and productivity of their respective employees and contractors as well as in evaluating the efficiency and effectiveness of the rendition of their respective management and other non-professional services. Medical Management shall provide Carolina Orthopedic with data and reports for Carolina Orthopedic’s exclusive use in conducting Carolina Orthopedic’s medical practice, evaluating the performance of Carolina Orthopedic’s physicians and for other purposes related to maintaining a high level of patient care quality and improving the efficiency of Carolina Orthopedic’s physicians. Medical Management shall meet periodically with Carolina Orthopedic’s utilization review designees, medical directors of Offices, Carolina Orthopedic’s peer review committees and other representatives of Carolina Orthopedic to review the data and reports provided by Medical Management, to consult with each other with regard to the interpretation of such data and reports, to evaluate the application of such data and reports to the operation of the Offices and to detect and discuss trends in Carolina Orthopedic’s medical practice at the Offices.

3.14 Utilization Review. Medical Management shall establish and administer a program of Utilization Review of medical care rendered by Carolina Orthopedic that is consistent with the terms of the Payor Agreements, and Carolina Orthopedic agrees that it and its physicians shall adhere to the advice of such program to the extent that it is consistent with the physician’s professional judgment.

3.15 Quality Assurance. It is understood that Carolina Orthopedic has an established Quality Assurance Program to assure a standard of care that is consistent with the laws of the state and federal governments, with the applicable contractual obligations of Carolina Orthopedic, and with the prevailing standards of medical practice and medical care in the community. Medical Management shall assist in the implementation of this Quality Assurance Program.

3.16 Arrangements with Other Providers. The parties hereto acknowledge and agree that Medical Management may enter into arrangements with health care providers other than Carolina Orthopedic, including specialty physicians and hospitals, for the provision of services to patients.

3.17 Carolina Orthopedic Operations. Medical Management shall have exclusive authority over all decision-making for ongoing Carolina Orthopedic major or central operations except for the dispensing of medical services. This authority includes, but is not limited to, the scope of services, patient acceptance policies and procedures, pricing of services, negotiation and execution of contracts, issuance of debt, and establishment and approval of operating and capital budgets.

3.18 Compensation and Selection of Physicians. Medical Management shall have exclusive decision-making authority over the total compensation of Carolina Orthopedic’s Personnel. Medical Management shall have the authority to establish and implement guidelines for the selection, hiring and firing of Carolina Orthopedic’s Personnel; without limiting the generality of the foregoing, Carolina Orthopedic shall not employ or contract with any Carolina Orthopedic Personnel without the prior consent of Medical Management.

3.19 Notice of Certain Corporate Actions. During the term of this Agreement and any extension or renewal thereof, (i) if Carolina Orthopedic shall desire to amend its bylaws or its Articles of Incorporation; or (ii) if any capital reorganization of the Carolina Orthopedic, reclassification of the capital stock of Carolina Orthopedic, consolidation or merger of Carolina Orthopedic with or into another corporation, sale lease, or transfer of all or substantially all of the property and assets of Carolina Orthopedic shall desire to be effected; or (iii) if Carolina Orthopedic shall desire to pay any dividend, in shares of stock or cash or otherwise, or make any distribution upon the shares of its capital stock, then in any such case, Carolina Orthopedic shall cause to be delivered to Medical Management, at least thirty (30) days prior to the record date fixed for the purpose of determining shareholders entitled to vote on such action, or to receive such dividend, distribution, or offer, or to receive shares or other assets deliverable upon such reorganization, reclassification, consolidation, merger, sale, lease, transfer, dissolution, liquidation, or winding up, as the case may be, a notice containing a brief description of the proposed action and stating such record date.

3.20 Proceeds of Sale of Carolina Orthopedic and/or Offices. During the term of this Agreement and any renewal or extension thereof, in the event all or substantially all the assets of Carolina Orthopedic or one or more of the Offices are sold or otherwise transferred, such sale or transfer shall not be effective except upon the prior written consent of Medical Management which may be withheld for any or no reason, and Medical Management shall be entitled to any and all the proceeds of such sale or transfer.

4. Compliance with Payor Agreements. Medical Management agrees to perform its duties hereunder so as to comply with Carolina Orthopedic’s obligations under the Payor Agreements.

5. Conduct of Medical Practice. Carolina Orthopedic shall be solely and exclusively in control of all aspects of the practice of medicine and the delivery of medical services in its practice. The rendition of all medical professional services, including, but not limited to, diagnosis, treatment, surgery, therapy and the prescription of medicine and drugs, and the supervision of preparation of medical reports shall be the responsibility of Carolina Orthopedic. Except as otherwise set forth herein, Carolina Orthopedic shall have the sole right and authority to hire, employ, train, supervise, terminate and compensate all of the Carolina Orthopedic Personnel. Medical Management shall have the authority to establish fees or charges for the rendition of such services. Carolina Orthopedic agrees to assign a physician to act as its Medical Director and to assure that its Offices are adequately staffed during operating hours with such medical personnel as may be necessary to efficiently carry out the practice of medicine at such Offices, all of whom shall be duly licensed by the state in which they practice.

6. Exclusivity. During the term of this Agreement, Carolina Orthopedic agrees not to contract for or to obtain management or administrative services with any organization other than Medical Management.

7. Medical Management’s Compensation.

7.1 Definitions.

7.1.1 “Books and Records” means Carolina Orthopedic’s books of account, accounting and financial records and all other records relating to and used in the conduct of Medical Management’s duties hereunder and also used in the preparation of reports and financial statements. The books and records at all times shall be correct and complete and contain correct and timely entries made with respect to transactions entered into pursuant hereto in accordance with GAAP.

7.1.2 “Cost of Medical Services” means any and all expenses of Carolina Orthopedic with respect to providing services at the Offices or related in any way to the business of Carolina Orthopedic, including without limitation the aggregate compensation of Carolina Orthopedic Personnel, plus the cost of such Carolina Orthopedic Personnel’s benefits, including, but not limited to vacation pay, sick pay, health care expenses, Carolina Orthopedic’s share of Carolina Orthopedic Personnel’s, employment and payroll taxes, professional dues, and other expenses and payments required to be made to or for said Carolina Orthopedic Personnel, pursuant to employment agreements or otherwise, including expense reimbursements and all discretionary bonuses, incentives, and/or payments based on profitability or productivity paid or accrued for Carolina Orthopedic Personnel at said Offices; and also includes the cost of Ancillary Services ordered by Carolina Orthopedic Personnel on behalf of Carolina Orthopedic’s patients and the cost of medical malpractice insurance for Carolina Orthopedic and Carolina Orthopedic Personnel.

7.1.3 “GAAP” means at any particular time generally accepted accounting principles as m effect at such time. Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method of valuation as used in the preparation of Medical Management’s financial statements.

7.1.4 “Net Revenues” means all Revenues net of allowances for uncollectible accounts.

7.1.5 “Revenues” means all amounts assigned and paid hereunder by Carolina Orthopedic to Medical Management pursuant to Subsection 7.2.

7.2 Assignment to Medical Management. Carolina Orthopedic hereby assigns to Medical Management all of Carolina Orthopedic’s rights and interest in all sums which Carolina Orthopedic receives or becomes entitled to receive for the performance of medical services by employees of Carolina Orthopedic and from charges by Carolina Orthopedic for supplies and other items for which Carolina Orthopedic is entitled to charge as reflected in invoices issued by Carolina Orthopedic with respect to the Offices. Notwithstanding the foregoing, no assignment shall be made of any sums or rights to payment, the assignment of which is prohibited by law (e.g., amounts receivable from Medicare claims). In lieu of assignment of the payments described above, Carolina Orthopedic hereby agrees to pay to Medical Management an amount equal to the amount of any such payments within two (2) business days of receiving such payments.

7.3 Remittances on Behalf of Carolina Orthopedic. Medical Management shall pay on Carolina Orthopedic’s behalf from the Net Revenues the Cost of Medical Services. Medical Management shall have access to the Books and Records for the purpose of determining payments to be made under this Subsection 7.3.

7.4 Medical Management’s Compensation. As compensation for the provision of its services hereunder, Medical Management shall receive the balance, if any, of the Net Revenues remaining after payments of the Costs of Medical Services as set forth in Section 7.3.

8. Records.

8.1 Medical Management agrees to maintain documentation of source data related to quality assurance, Utilization Review and cost and utilization reports prepared for and/or submitted to Carolina Orthopedic for a period of at least five years from the close of the contract period specified in this Agreement.

8.2 Medical Management agrees to make all of its books and records pertaining to the services furnished under the terms of this Agreement (subject to applicable ethical and legal confidentiality requirements) available for inspection, examination or copying by duly authorized representatives of Carolina Orthopedic.

9. Insurance and Indemnification.

9.1 Medical Management shall confirm that any physician provider used by Carolina Orthopedic to serve the needs of Patients shall have professional liability insurance or protection limits of coverage as follows: at least $1,000,000 per occurrence and $3,000,000 annual aggregate for said physician. Medical Management shall provide evidence of the above-described coverage to Carolina Orthopedic upon request.

9.2 Carolina Orthopedic further agrees, during the term of this Agreement, to indemnify and hold harmless Medical Management against any claims or liabilities arising under this Agreement which are the sole responsibility of Carolina Orthopedic or its employees or agents.

10. Confidentiality.

10.1 Patient Records. All patients records, reports and information obtained, generated, or encountered relating to Offices, which have not and hereafter are not designated by Medical Management as being Medical Management’s property shall at all times be the property of Carolina Orthopedic and so long as in the possession, use or control of either party, shall be kept in the strictest confidence by both parties. Medical Management shall instruct all of its personnel to keep confidential any such information, as well as any financial, statistical, personnel, and patient information obtained or encountered relating to Carolina Orthopedic or to Carolina Orthopedic’s operations. Both parties agree to comply with all applicable laws, regulations and professional standards concerning the confidentiality of patient records.

10.2 Proprietary Information. Carolina Orthopedic recognizes that due to the nature of this Agreement, Carolina Orthopedic will have access to information of a proprietary nature owned by Medical Management including, but not limited to, any and all computer programs (whether or not completed or in use) and any and all operating manuals or similar materials which constitute the non-medical systems, policies and procedures, and methods of doing business developed by Medical Management for the operation of facilities managed by Medical Management. Consequently, Carolina Orthopedic acknowledges and agrees that Medical Management has a proprietary interest in all such information and that all such information constitutes confidential and proprietary information and is the trade secret property of Medical Management. Carolina Orthopedic hereby waives any and all right, title and interest in and to such trade secrets and confidential information and agrees to return all copies of such trade secrets and confidential information related thereto to Medical Management, at Carolina Orthopedic’s expense, upon the termination of the Agreement.

Carolina Orthopedic further acknowledges and agrees that Medical Management is entitled to prevent its competitors from obtaining and utilizing its trade secrets and confidential information. Therefore, Carolina Orthopedic agrees to hold Medical Management’s trade secrets and confidential information in strictest confidence and not to disclose them or allow them to be disclosed, directly or indirectly, to any person or entity other than those persons or entities who are employed by or affiliated with Medical Management or Carolina Orthopedic, without the prior written consent of Medical Management. Carolina Orthopedic shall not, either during the term of this Agreement, or at any time after the expiration or sooner termination of this Agreement, disclose to anyone other than persons or entities who are employed by or affiliated with Medical Management or Carolina Orthopedic any confidential or proprietary information or trade secret information obtained by Carolina Orthopedic from Medical Management, except as otherwise required by law. Carolina Orthopedic agrees to require each independent contractor and employee of Carolina Orthopedic, and any such persons or entities to whom such information is disclosed for the purpose of performance of Medical Management’s or Carolina Orthopedic’s obligations under this Agreement, to execute a “Confidentiality Agreement” in a form acceptable to Medical Management.

Carolina Orthopedic acknowledges and agrees that a breach of this Section 10 will result in irreparable harm to Medical Management which cannot be reasonably or adequately compensated in damages, and therefore Medical Management shall be entitled to injunctive and equitable relief to prevent a breach and to secure enforcement thereof, in addition to any other relief or award to which Medical Management may be entitled.

11. Cooperation.

11.1 Carolina Orthopedic and Medical Management agree that they shall at all times maintain an effective liaison and close cooperation with each other to facilitate provision of high quality and cost effective health care to Patients.

11.2 Each of the parties agrees to cooperate fully with each other in connection with the performance of their respective obligations under this Agreement, and both parties agree to employ their best efforts to resolve any dispute that may arise under or in connection with this Agreement. Subject to Medical Management maintaining the confidentiality of patient records and Carolina Orthopedic’s confidential information, Carolina Orthopedic shall provide to Medical Management full and complete access to Carolina Orthopedic’s premises, and to Carolina Orthopedic charts, books, and records, in order that Medical Management can perform its functions hereunder.

11.3 During the term of this Agreement, Carolina Orthopedic shall not add facilities or clinics for the practice of medicine by Carolina Orthopedic’s physicians without the prior approval of Medical Management.

11.4 Notwithstanding any other provisions contained herein, Medical Management shall not be liable to Carolina Orthopedic, and shall not be deemed to be in default hereunder, for the failure to perform or provide any of the supplies, services, personnel, or other obligations to be performed or provided by Medical Management pursuant to this Agreement if such failure is a result of a labor dispute, act of God, or any other event which is beyond the reasonable control of Medical Management.

12. License of Intellectual Property. During the term of this Agreement and any extension or renewals thereof, each of the party’s hereto hereby grants royalty free to the other party hereto the non-exclusive right and license to use any and all trademarks, trade names, service marks, logos, and other intellectual property rights owned by the granting party. The licensed intellectual property and any goodwill associated therewith are and shall at all times remain the property of the granting party.

13. Carolina Orthopedic Patient Grievances. Medical Management agrees to comply with the complaint, grievance and disenrollment policies of Payors in resolving any Patient grievances related to the provision of medical services by Carolina Orthopedic. Carolina Orthopedic shall bring to the attention of Medical Management all applicable complaints or grievances involving Carolina Orthopedic, and Medical Management shall promptly, in accordance with any applicable Payor procedures, investigate such complaints and use its best efforts to resolve them in a fair and equitable manner. Medical Management agrees to notify Carolina Orthopedic monthly of any complaints from Patients and of actions taken or proposed with respect to the disposition of such complaints.

14. Professional Training and Licensing Standards.

14.1 Medical Management warrants that any provider that it engages to provide services to Patients is in compliance with applicable local, state, and federal laws, regulations and/or licensing requirements relating to the provision of services that they will provide.

14.2 Carolina Orthopedic shall provide Medical Management with a copy of credentials requirements and agrees to provide Medical Management with documentation that each physician providing services to Carolina Orthopedic Patients is appropriately credentialed. This documentation will include proof of licensure and specialty certification as applicable. This documentation shall be maintained on file by Medical Management and reviewed by Carolina Orthopedic and Medical Management on an annual basis. Carolina Orthopedic will maintain oversight responsibility to assure that all licensed physicians are credentialed according to its managed care Quality Assurance Program.

15. Non-Discrimination.

15.1 In the performance of this contract, Carolina Orthopedic and Medical Management shall not unlawfully discriminate against any employee or applicant for employment because of race, religion, color, national origin, ancestry, physical or psychological disability, medical condition, marital status, age, sex or sexual orientation. Carolina Orthopedic and Medical Management shall insure that the evaluation and treatment of their employees and applicants for employment are free of such discrimination and shall comply with all the provisions of law applicable thereto.

15.2 The applicable regulations of law relating to the treatment and evaluation of employees and applicants for employment are incorporated into this Agreement by reference and made a part hereof as if set forth in full. Carolina Orthopedic and Medical Management shall give written notice of their obligations under this clause to labor organizations with which they have a collective bargaining or other agreement.

16. Arbitration. If a dispute or matter in controversy arises between the parties hereto which they are unable to resolve to their mutual satisfaction within ten (10) days of written notice from one to the other of the existence of such dispute, then either party may notify the other party in writing (the “Notice”) that the dispute be submitted to binding arbitration as provided herein. The arbitration panel shall consist of three (3) arbitrators, one of whom shall be selected by Medical Management, one of which shall be selected by Carolina Orthopedic, each within 10 days of the Notice, and the third shall be selected by the first two within ten (10) days of their selection. If either party shall fail to make a selection within ten (10) days, the first arbitrator shall select the remaining two (2). In the event that any arbitrator shall resign or otherwise fail to perform his duties, his successor shall immediately be selected by the party who selected such arbitrator in the first instance. The arbitration panel shall have the authority to assess costs and shall award attorneys’ fees. Either party may have recourse to the courts for enforcement of the award of the arbitration panel. Notwithstanding any provision of this Section 16, the arbitration panel shall have no authority to override Medical Management’s exclusive authority over the ongoing major or central operations of Carolina Orthopedic, as specifically set forth in Subsection 3.17 and as otherwise set forth in this Agreement. With respect to any dispute brought by Carolina Orthopedic, the arbitration panel and any court of competent jurisdiction may order termination of this Agreement only upon a finding beyond a reasonable doubt that Medical Management (a) was grossly negligent, (b) committed a fraudulent act, or (c) committed illegal acts.

17. Waiver of Violation. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

18. Miscellaneous.

18.1 Enforceability. If any provision of this Agreement shall be for any reason invalid or unenforceable, the remaining provisions shall be nevertheless effective.

18.2 Amendments. This Agreement constitutes the entire written understanding between the parties and may only be amended by Medical Management providing notice to Carolina Orthopedic of such amendment.

18.3 Independent Relationship. In the performance of this Agreement, it is mutually understood and agreed that all physicians practicing medicine at any of the Offices are at all times acting and performing as employees of Carolina Orthopedic or as independent contractors with Carolina Orthopedic (“Carolina Orthopedic’s Physicians”) and not employees or agents of Medical Management. Medical Management shall neither have nor exercise any control or direction over the methods by which Carolina Orthopedic or Carolina Orthopedic’s Physicians shall practice medicine. The function of Medical Management is to provide Carolina Orthopedic with all non-medical services in a competent, efficient, and satisfactory manner. Carolina Orthopedic and Carolina Orthopedic’s Physicians shall have no claim under this Agreement or otherwise against Medical Management for workers’ compensation, unemployment compensation, sick leave, vacation pay, retirement benefits, Social Security benefits, or any other employee benefits, all of which shall be the sole responsibility of Carolina Orthopedic. Since Carolina Orthopedic’s Physicians are not employees of Medical Management, it shall not withhold on behalf of Carolina Orthopedic’s Physicians pursuant to this Agreement any sums for income tax, unemployment insurance, Social Security, or otherwise pursuant to any law or requirement of any governmental agency, and all such withholding, if any is required, shall be the sole responsibility of Carolina Orthopedic. Carolina Orthopedic shall indemnify and hold harmless Medical Management from any and all loss or liability arising with respect to any of the foregoing benefits or withholding requirements.

18.4 Assignability. This Agreement and all rights and obligations hereunder may not be assigned by Carolina Orthopedic without the prior written consent of Medical Management. Medical Management may assign this Agreement or any or all rights and obligations hereunder at any time upon notice to Carolina Orthopedic.

18.5 Governing Law. This Agreement shall be construed in accordance with the laws of the State of South Carolina.

[SIGNATURE PAGE ATTACHED]

IN WITNESS WHEREOF, the parties hereto have caused this Administrative Services Agreement to be executed by their duly authorized representatives as of the date first above written.

UCI MEDICAL AFFILIATES OF SOUTH CAROLINA, INC.

By:	/s/ Jerry F. Wells, Jr.
Jerry F. Wells, Jr.
Title:	Executive Vice-President and
Chief Financial Officer

Address:

4416 Forest Drive

Columbia, SC 29206

CAROLINA ORTHOPEDIC & SPORTS MEDICINE, P.A.

By:	/s/ D. Michael Stout, M.D.
D. Michael Stout, M.D.
Title:	President

Address:

4416 Forest Drive

Columbia, SC 29206